FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

     This First Amendment to Agreement of Sale and Purchase ("Amendment") is entered into effective as of September 15, 1996, by and between Walden Residential Properties, Inc., a Maryland corporation ("Purchaser") and Meadow Glen Limited Partnership, a Washington limited partnership ("Seller").

                            BACKGROUND

     A. Seller and Purchaser entered into that certain Agreement of Sale and Purchase ("Agreement") covering a certain parcel of real property located in the City of Glendale, Arizona, more commonly known as the Meadow Glen Apartments and more particularly described in the Agreement.

     B. Seller and Purchaser now desire to amend the Agreement as provided below.

                            AGREEMENT

     1. Defined Terms. All capitalized terms used but not defined herein shall have the same meanings given such terms in the Agreement.

     2.   Closing.  The Agreement hereby is amended as follows:

     (a) The Closing hereby is extended from September 15, 1996 until October 15, 1996. In consideration of this extension, Title Company shall immediately disburse to Seller an amount equal to $100,000 ("Initial
          Disbursement") of the $200,000 Earnest Money held by the Title Company.

     (b) Purchaser further shall be entitled to an additional extension of the Closing from October 15, 1996 to November 15, 1996. Such extension shall be automatically effective immediately upon receipt by Seller of written notice of Purchaser's election to so extend the Closing ("Notice of First Extension") prior to 5:00 p.m., Pacific Standard Time, on October 15, 1996. In consideration of this extension, Title Company shall disburse to Seller an amount equal to $100,000 ("Second Disbursement") of the remaining $100,000 Earnest Money held by the Title Company immediately upon receipt of the Notice of First Extension signed by Walden.

     (c) Purchaser further shall be entitled to an additional extension of the Closing from November 15, 1996 to December 31, 1996. Such extension shall be automatically effective immediately upon receipt by Seller of written notice of Purchaser's election to so extend the Closing ("Notice of Second Extension") prior to 5:00 p.m., Pacific Standard Time, on November 15, 1996. In consideration of this extension, Purchaser shall deliver to Seller, together with the Notice of Second Extension, the sum of $100,000 ("Supplemental Deposit"), either by wire transfer or by cashier's check made payable to Seller. Immediately upon delivery to Seller, the Supplemental Deposit shall become a part of the Earnest Money and subject to the terms of the Agreement as modified hereby. The Earnest Money and Supplemental Deposit shall hereafter be collectively referred to as the "Earnest Money".

     (d) Title Company may rely with acquittal upon Seller's instruction to so disburse such monies to Seller in accordance with this Amendment. The provisions of this Paragraph 2 shall constitute irrevocable escrow instructions from Seller and Purchaser to Title Company regarding the disbursement of the monies described and as provided in this Paragraph 2. Once disbursed or paid to Seller, the monies so disbursed or paid shall be the sole property of Seller, and shall not be refundable to Purchaser if Purchaser ultimately fails to close its purchase of the Property for any reason whatsoever, other than a default by Seller; provided, however, all such monies shall be applied to the Purchase Price if Purchaser ultimately does purchase the Property.

     3.   Interest on the Earnest Money.     All interest accrued
on the Earnest Money deposited with and disbursed by the Title Company through and including the date of disbursement shall continue to be held by the Title Company and applied to the Purchase Price at Closing. In no event shall such interest otherwise be paid to Seller. In the event that the Closing does not occur, such interest shall be returned to Purchaser.

     4.   Seller's Default.   Section 11.3 of the Agreement hereby
is amended to provide that, in the event that Seller fails or refuses to consummate the sale of the Property for any reason other than Purchaser's failure or refusal to close the purchase of the Property, then the entire amount of the Earnest Money shall be refunded to Purchaser immediately. Seller further acknowledges and agrees that, absent Purchaser's failure or inability to close due to the non-receipt of the approvals of the Bond/HUD financing as provided in the Agreement (including, but not limited to, Section
6.3 of the Agreement), there exist no conditions precedent to Seller's obligations to close the sale of the Property to Purchaser as provided in the Agreement. All requirements with respect to the Bond/HUD financing as provided in the Agreement, including but not limited to, Section 6.3 of the Agreement, shall remain unchanged and in full force and effect; however, Purchaser understands that Purchaser's failure to obtain approval of any Bond/HUD financing shall not be considered a failure or refusal by Seller to close that would justify a refund of the Earnest Money.

     5. Ratification. The Agreement remains in full force and effect as expressly modified by this Amendment and is ratified and confirmed. If there is a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment control.

     6. Counterparts. This Amendment may be executed in several counterparts (including by telecopy with originals to follow as soon as possible), all of which are identical and all of which together shall constitute one and the same instrument.

     7.   Time of the Essence.     Time is of the essence with
respect to all of the time deadlines set forth herein.

     EXECUTED effective as of the date first written above.

                              Seller:

                              MEADOW GLEN LIMITED PARTNERSHIP,
                              a Washington limited partnership

                              By:  ______________________________
                              Name:  ____________________________
                                   Title: _______________________

                              Purchaser:

                              WALDEN RESIDENTIAL PROPERTIES, INC.,
                              a Maryland corporation


                              By:  ______________________________
                                   Name:  _______________________
                                   Title: _______________________